SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 27, 2010
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5887 Copley Drive
San Diego, CA 92111
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Item 8.01	Other Events.
     Purchase of Remaining Membership Interest in Denali
     On December 27, 2010, Cricket Communications, Inc. (“Cricket”) completed its acquisition of the remaining 17.5% controlling membership interest in Denali Spectrum, LLC (“Denali”) that it did not already own, thus providing Cricket with ownership and control of Denali’s Chicago and Southern Wisconsin markets. Cricket acquired the interest for approximately $53 million in cash and a five-year $45.5 million promissory note. Interest on the outstanding principal balance of the note will accrue at compound annual rates ranging from approximately 5.0% to 8.3%. Under the note, Cricket is to make principal payments of $8.5 million per year, with the remaining principal balance and all accrued interest payable at maturity. Cricket’s obligations under the note are secured on a first-lien basis by certain assets of Savary Island Wireless, LLC (“Savary Island”). In connection with the acquisition, Cricket paid approximately $11 million to the Federal Communications Commission (“FCC”) in unjust enrichment payments. As a result of the acquisition, Denali and its wholly owned subsidiaries became direct and indirect wholly owned subsidiaries, respectively, of Cricket.
     Contribution to Savary Island
     In connection with Cricket’s acquisition of the membership interest, immediately prior to the acquisition by Cricket of the remaining 17.5% controlling membership that it did not own in Denali, Denali contributed all of its wireless spectrum outside its Chicago and Southern Wisconsin operating markets and a related spectrum lease to Savary Island, a newly formed venture, in exchange for an 85% non-controlling interest. Savary Island acquired this wireless spectrum as a “very small business” designated entity under FCC regulations. Denali retained the wireless spectrum and assets relating to its Chicago and Southern Wisconsin operating markets. Ring Island Wireless, LLC (“Ring Island”) contributed $5.1 million of cash to Savary Island in exchange for a 15% controlling interest. Under the amended and restated limited liability company agreement of Savary Island, Ring Island will have the right to put all of its membership interest in Savary Island to Cricket in mid-2012. At the closing, Savary Island entered into a management services agreement with Cricket, pursuant to which Cricket agreed to provide management and administrative services to Savary Island and its subsidiaries.
     Termination of Credit Agreement with Denali
     Cricket and Denali were party to a Credit Agreement, dated as of July 13, 2006, as amended (the “Denali Credit Agreement”), pursuant to which Cricket made loans to Denali to fund a portion of the costs of the acquisition of the AWS license it acquired in Auction #66 and to fund a portion of the costs of the construction and operation of the wireless network using such license. As of September 30, 2010, borrowings under the Denali Credit Agreement totaled $542.9 million. In connection with the contribution of assets by Denali described above, Savary Island agreed to assume $211.6 million of the outstanding loans owed to Cricket. Effective as of Cricket’s consummation of the acquisition of the remaining membership interest in Denali, the parties thereto agreed to terminate the Denali Credit Agreement and all related loan and security documents and to cancel all remaining indebtedness and accrued interest thereunder.
     Entry into Amended and Restated Credit Agreement with Savary Island
     In connection with Savary Island’s assumption of $211.6 million of the outstanding loans under the Denali Credit Agreement, Cricket, Savary Island and Savary Island’s existing wholly owned subsidiaries entered into an Amended and Restated Credit Agreement, dated as of December 27, 2010 (the “Savary Island Credit Agreement”) to amend and restate the terms of the Denali Credit Agreement applicable to the assumed loans. Under the Savary Island Credit Agreement, Cricket also agreed to loan Savary Island up to $5.0 million to fund its working capital needs. Loans under the Savary Island Credit Agreement (including the assumed loans) accrue interest at the rate of 9.5% per annum and such interest is added to principal annually. All outstanding principal and accrued interest under the Savary Island Credit Agreement is due in May 2021. Outstanding principal and accrued interest are amortized in quarterly installments commencing May 2018. However, if Ring Island exercises its put prior to such date, then the amortization commencement date under the Savary Island Credit Agreement will be the later of the amortization commencement date and the put closing date. Savary Island may prepay loans under the Savary Island Credit Agreement at any time without premium or penalty. The obligations of Savary Island and its subsidiaries under the Savary Island Credit Agreement are secured by all of the personal property, fixtures and owned real property of Savary Island and its subsidiaries, subject to certain permitted liens. The Savary Island Credit Agreement and the related security agreements contain customary representations, warranties, covenants and conditions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: December 30, 2010	By:	/s/ Robert. J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President & General Counsel